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                  NATURAL GAS INVENTORY FORWARD SALE CONTRACT

                                     DATED

                               DECEMBER 17, 1999

                                    BETWEEN

                             EEX E&P COMPANY, L.P.,
                                   as Seller

                                      AND


                           BOB WEST TREASURE L.L.C.,
                                  as Purchaser




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                               TABLE OF CONTENTS

                                                                   Page No.
ARTICLE I - INTERPRETATION ........................................   1
1.01.   Definitions................................................   1
1.02.   Headings...................................................   7
1.03.   Number.....................................................   7
1.04.   Non-Business Days..........................................   7
ARTICLE II - SALE AND PURCHASE OF NATURAL GAS .....................   8
2.01.   Sale and Purchase of Natural Gas...........................   8
2.02.   Measurement and Quality....................................   8
2.03.   Delivery and Receipt of Natural Gas........................   8
2.04.   Payment of Costs and Fees..................................   9
2.05.   Default Delivery Points; OFO's.............................   9
2.06.   Failure to Deliver/Liquidated Damages......................   9
2.07.   Possession, Title and Risk.................................  10
2.08.   Royalties..................................................  10
2.09.   Taxes......................................................  10
ARTICLE III - MARKETING............................................  10
3.01.   Designation of Agent.......................................  10
3.02.   Available Gas..............................................  10
3.03.   Third Party Contracts......................................  10
3.04.   Purchase Price.............................................  11
3.05.   Marketing Fee..............................................  11
3.06.   SWAP/Hedge Counterparty....................................  11
3.07.   Accounting.................................................  12
ARTICLE IV - REPRESENTATIONS AND WARRANTIES .......................  12
4.01.   Representations and Warranties of the Seller...............  12
4.02.   Representations and Warranties of the Purchaser............  15
4.03.   Mutual Representations and Warranties......................  16
ARTICLE V - AFFIRMATIVE AND NEGATIVE COVENANTS ....................  16
5.01.   Affirmative Covenants of the Seller........................  16
5.02.   Negative Covenants of the Seller...........................  19
ARTICLE VI -EVENTS OF DEFAULT, TERMINATION AND LIQUIDATED DAMAGES..  20
6.01.   Events of Default..........................................  21
6.02.   Termination by the Purchaser...............................  21
6.03.   Other Remedies.............................................  21
ARTICLE VII - MISCELLANEOUS .......................................  22
7.01.   Notice.....................................................  22
7.02.   Interest...................................................  23
7.03.   Governing Law..............................................  24
7.04.   Severability...............................................  24
7.05.   Currency...................................................  24
7.06.   Purchaser Not an Agent.....................................  24
7.07.   Benefit of the Agreement...................................  24

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7.08.   Assignment and Transfer....................................  24
7.09    Entire Agreement...........................................  24
7.10    Amendments.................................................  24
7.11    No Waivers, Remedies.......................................  24
7.12.   Time of the Essence........................................  25
7.13.   Counterparts...............................................  25
7.14    Third-Party Expenses.......................................  25
7.15.   Disclosure of Information..................................  25
7.16.   Indemnity..................................................  25
7.17.   Arbitration................................................  26

Annex I               Conditions Precedent to Purchaser's Obligations
Annex II              Conditions Precedent to Seller's Obligations
Schedule 4.01(n)      Litigation
Schedule 4.01(o)(i)   Obligations to Third Parties
Schedule 4.01(o)(ii)  HPL Pipelines Connections
Schedule 4.01(p)      Environmental Matters
Schedule 4.01(q)      Pipeline and Production Balances and Penalties
Exhibit A             Form of Opinion of General Counsel of EEX E&P Company,
                       L.P. and EEX
Exhibit B             Form of Opinion of Akin Gump, Strauss, Hauer & Feld,
                       L.L.P., Special Counsel to EEX E&P Company, L.P. and EEX
Exhibit C             Form of Opinion of Andrews & Kurth L.L.P., Special Counsel
                       to Purchaser
Exhibit 3.07          Form of Excess Gas Sales Agreements

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                   NATURAL GAS PREPAID FORWARD SALE CONTRACT

     This NATURAL GAS PREPAID FORWARD SALE CONTRACT (this "Agreement") is entered into as of December 17, 1999, by and between EEX E&P Company, L.P., a Delaware limited partnership, formerly known as Tesoro E&P Company, L.P., having its principal place of business in Houston, Texas (hereinafter referred to as the "Seller"), and Bob West Treasure L.L.C., a Delaware limited liability company and having its principal place of business in Houston, Texas (hereinafter referred to as the "Purchaser").

     WHEREAS, Seller desires to sell and Purchaser desires to purchase certain quantities of Natural Gas on the terms and conditions set forth herein;

     NOW THEREFORE, in consideration of the respective covenants and agreements of the parties hereinafter set forth and for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereby agree as follows:

                                   ARTICLE I
                                 INTERPRETATION

          1.01 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings indicated:

          "A-1 Volumes" shall mean the volume of Natural Gas designated as such in the Confirmation Letter.

          "Agreement" shall have the meaning ascribed thereto in the introductory paragraph hereto, as it may be amended, restated, extended or otherwise modified from time to time.

          "Applicable Instruments" of any Person shall mean its Regulations or Articles of Organization, Certificate or Articles of Incorporation or the Certificate of Limited Partnership, by-laws, partnership agreement and other organizational documents of such Person and all contracts, indentures, agreements, instruments and documents to which such Person is a party or by which such Person or any assets of such Person may be bound or affected.

          "Bankruptcy Code" means the Federal Bankruptcy Code of 1978, as amended from time to time.

          "Basis Differential" shall mean for each year during the term hereof the amount designated as such for each Delivery Point for such year in the Confirmation Letter.

          "Btu" shall mean the amount of energy required to raise the temperature of one pound of pure water one degree Fahrenheit from 59 degrees Fahrenheit to 60 degrees Fahrenheit at one atmospheric pressure.
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          "Business Day" shall mean a day, other than a Saturday or a Sunday, on which commercial banks are not authorized or required to be closed in New York, New York and Houston, Texas.

          "Confirmation Letter" shall mean a letter to be executed by Purchaser and Seller pursuant to Section 2.01 which contains certain terms and conditions pertaining to the Sales Transaction.

          "Dedicated Gas" shall mean natural gas that is currently dedicated and sold to third parties under contracts existing as of the date hereof.

          "Deficiency Quantity" shall mean in respect of a particular Delivery Month the amount by which the Required Delivery Quantity of Natural Gas for that Delivery Month exceeds the quantity of Natural Gas actually delivered and received hereunder in respect of such Delivery Month.

          "Default" shall mean the occurrence of any event which with the giving of notice or the passage of time, or both, would become an Event of Default.

          "Definitive Agreements" shall mean this Agreement, each Excess Gas Sales Purchase Agreement, the EEX Undertaking, the Mortgage, the Letter Agreement, the Fee Letter and any other documents executed in connection herewith or therewith.

          "Delivery Month" shall mean each calendar month commencing with the month of January, 2000, through and including December, 2004.

          "Delivery Point" shall mean a delivery point as set forth in the Confirmation Letter.

          "Designated Properties" shall mean each kind and character of right, title, interest or estate, whether now owned or hereafter acquired, which Seller has in and to all fee interests, oil and gas leaseholds and mineral fee rights including, without limitation, all Properties (as such term is defined in the Stock Purchase Agreement) and the Mortgaged Property (as such term is defined in the Mortgage) and including all overriding royalty interests, mineral interests, royalty interests, net profits interests, oil payments, production payments, carried interests, operating rights, and all other properties or interests of every kind or character which relate to any fee, leasehold or mineral fee rights, whether such right, title, interest or estate be under and by virtue of a lease, a unitization or pooling agreement, a unitization or pooling order, an operating agreement, a revenue sharing agreement, a division order, a transfer order, a farmout agreement, a fee simple conveyance or any other type of contract, conveyance or instrument or under any other type of claim or title, legal or equitable, recorded or unrecorded, all as the same shall be enlarged by the discharge of any payments out of production or by the removal of any charges or encumbrances to which any of same are subject.

          "Dispute" shall have the meaning specified in Section 7.17.

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          "$" shall mean the lawful currency of the United States of America in immediately available funds.

          "EEX" shall mean EEX Corporation, a Texas corporation.

          "EEX Reserves Funding" shall mean EEX Reserves Funding LLC, a Delaware limited liability company.

          "EEX Undertaking Agreement" shall mean that certain EEX Undertaking Agreement dated the date of this Agreement executed by EEX for the benefit of Purchaser.

          "ENA" shall mean Enron North America Corp., a Delaware corporation.

          "Environmental Laws" shall mean all final laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any governmental authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters to the extent binding on Seller or affecting Purchaser or the Designated Properties.

          "Environmental Liability" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnitees), of Seller directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in a manner that results in damage to the environment, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "Event of Default" shall have the meaning ascribed thereto in Section 6.01.

          "Excess Gas Sales Purchase Agreements" shall mean that certain Enfolio Master Firm Purchase/Sale Agreement and that certain Enfolio Master "Spot" Purchase/Sale Agreement, each between Purchaser and Seller and dated the date of this Agreement.

          "Federal Funds Rate" shall mean, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Purchaser from three Federal funds brokers of recognized standing selected by Purchaser.

          "Fee Letter" shall mean that certain letter agreement dated the date of this Agreement among Seller, EEX and ECT Securities Limited Partnership.

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          "Force Majeure" shall mean a failure by either party to perform obligations hereunder, except for the obligation to make payment due hereunder, to the extent that such failure is caused by war, riots, insurrections, fires, explosions, sabotage, strikes and other labor or industrial disturbances, acts of God or the elements, including, but not limited to, freezing of wells, government laws, regulations or requests, disruption or breakdown of production or transportation facilities, failures of transporters in receiving and delivering Natural Gas tendered, compliance with OFO's or other similar notices from a transporter, or by any other cause reasonably beyond the control of such party, but does not include the failure to perform obligations solely as a result of the fact that to do so will result in economic loss or hardship to such party.

          "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

          "Governmental Requirement" shall mean all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, franchises, permits, certificates, licenses, authorizations and the like of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.

          "Hazardous Material" shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          "Index Price" shall mean, for any Delivery Month, the arithmetic average of the closing settlement price for the last three scheduled trading days for natural gas for the 1st Nearby Month Futures Contract deliverable at Henry Hub corresponding to the relevant Delivery Month as listed on the NYMEX, provided that if such price cannot be determined or is not otherwise available, such price shall be determined by averaging the equivalent quotations from four leading dealers (excluding ENA or any of its affiliates), as selected by Purchaser in its sole discretion, in the natural gas market.

          "Lease" shall have the meaning specified in the Mortgage.

          "Letter Agreement" shall mean that certain letter agreement dated the date hereof, between Seller, EEX, ENA and Purchaser relating to the matters contained therein.

          "Lien" shall mean any mortgage, lien, charge, pledge, security interest, hypothecation or encumbrance of any kind (whether voluntary or involuntary and whether imposed or created by operation of law or otherwise) or the interest of any vendor or lessor under any conditional sale agreement, capital lease or title retention agreement relating to any asset, or having the effect of protecting a creditor against loss or securing the payment or performance of an obligation.

          "MMBtu" shall mean one million Btus.

          "Marketing Fee" has the meaning specified in Section 3.06.

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          "Mortgage" shall mean that certain Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated the date of this Agreement (or the equivalent thereof) executed and delivered by Seller, as mortgagor, for the benefit of Purchaser, as mortgagee, covering all of Seller's interest in certain Designated Properties located in, or offshore from, the States of Louisiana, Texas, North Dakota and New Mexico, together with all related accounts, equipment, oil and gas inventory, fixtures, contract rights, general intangibles and all proceeds of any of the foregoing.

          "Natural Gas" shall mean a mixture of gaseous hydrocarbons consisting primarily of methane and meeting the quality standards and specifications required pursuant to Section 2.02.

          "NRI" shall mean, with respect to each well or unit located on or attributable to the Designated Properties, the decimal net revenue interest of Seller in the natural gas and other hydrocarbons produced from such well or unit (after deducting Seller=s share of all royalties, overriding royalties, and other similar burdens payable out of, or measured by, production).

          "NYMEX" shall mean the New York Mercantile Exchange, Inc. and any successor thereto by merger, consolidation, or sale of assets.

          "OFO's" shall have the meaning specified in Section 2.05 (b).

          "Payment Date" shall mean for any Delivery Month, the last Business Day of the month immediately following such Delivery Month.

          "Permitted Encumbrances" shall have the meaning specified in the Mortgage.

          "Person" shall mean any individual, corporation, company, partnership, joint venture, trust, unincorporated association, government or any commission, board, court, agency, instrumentality or political subdivision thereof, any other entity or any trustee, receiver, custodian or similar official.

          "Prepaid Price" shall be the dollar amount set forth as such in the Confirmation Letter.

          "Purchaser" shall have the meaning ascribed thereto in the introductory paragraph hereto.

          "Purchaser Gas" shall have the meaning specified in Section 2.07.

          "Required Delivery Quantity" shall mean the number of MMBtu's of Natural Gas to be delivered and received during a given Delivery Month pursuant to this Agreement as agreed upon in the Confirmation Letter.

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          "Sales Transaction" shall mean the sale, delivery, payment and marketing of Natural Gas produced from the Designated Properties by Seller and all related activities, in accordance with the terms of this Agreement and the Definitive Agreements.

          "Seller" shall have the meaning ascribed thereto in the introductory paragraph hereto.

          "Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement dated October 8, 1999, but effective as of July 1, 1999 entered into among EEX, EEX Operating LLC, Tesoro Petroleum Corporation, a Delaware corporation, and Tesoro Gas Resources Company, Inc., a Delaware corporation, as amended by that certain First Amendment to Stock Purchase Agreement dated December 16, 1999, but effective as of October 8, 1999 between such parties, as such may be further amended or otherwise modified from time to time.

          "Taxes" shall mean all ad valorem, property, occupation, severance, production, energy, Btu, gathering, pipeline, utility, gross production, sales, use, excise and transaction taxes and any other governmental charges and assessments, other than taxes based on net income or net worth.

          "Termination Date" shall have the meaning specified in Section 6.02.

          "Termination Payment" shall mean the amount for the applicable month set forth as such in the Confirmation Letter.

          "Third Party Contract" shall have the meaning specified in Section
    3.03.

          "Third Party Purchaser" shall have the meaning set forth in Section 3.03(a).

          "Unpaid Amounts" shall mean, with respect to the Termination Date, the aggregate of the amounts that became payable to Purchaser hereunder prior to the occurrence of the Termination Date and that remain payable as of the Termination Date and any costs or expenses incurred by Purchaser in exercising its remedies hereunder, any loss or costs incurred because of the breakage or early termination of any ISDA or similar commodity or interest rate hedge agreement entered into or assumed or accepted by Purchaser in connection with any of this Agreement, the Definitive Agreements, the Sales Transaction or the syndicated financing of this Agreement with any unaffiliated third party of any of the above, provided, however, that if there is a gain on such ISDA or similar commodity or interest rate hedge agreements, the gain will offset the amounts described above and any excess of such gain shall be paid to Seller.

          "U.S. Base Rate" shall mean, at any time, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

               (i) the rate of interest announced publicly by Chase Bank of Texas, N.A., Houston, Texas from time to time, as its prime commercial lending rate; or

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               (ii) one-half of one percent per annum above the latest three-
          week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money center banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Purchaser on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Purchaser from three New York certificate of deposit dealers of recognized standing selected by Purchaser, in either case adjusted to the nearest one-quarter of one percent or, if there is no nearest one-quarter of one percent, to the next higher one-quarter of one percent; or

               (iii) one-half of one percent per annum above the Federal Funds Rate in effect from time to time.

          "Wellhead Price" shall mean per MMBtu of Natural Gas, the Index Price minus the Basis Differential.

     1.02 HEADINGS. The division of this Agreement into Articles and Sections and the insertion of an index and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement," "hereof," "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section, paragraph, Annex, Schedule or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and paragraphs are to Articles, Sections and paragraphs of this Agreement.

     1.03 NUMBER. Words importing the singular number shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

     1.04 NON-BUSINESS DAYS. Whenever any action to be taken hereunder shall be stated to be required to be taken or any payment to be made hereunder shall be stated to be due on a day other than a Business Day, unless otherwise specifically provided for herein, such payment shall be made or such action shall be taken on the next succeeding Business Day if the due date was a Sunday or a New York bank holiday which occurs on a Monday or on the last preceding Business Day if the due date was a Saturday or a New York bank holiday other than a Monday, and in the case of the payment of any monetary amount, the extension or curtailment of time shall be taken into account for the purposes of computation of interest or fees thereon.

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                                   ARTICLE II
                       SALE AND PURCHASE OF NATURAL GAS

     2.01 SALE AND PURCHASE OF NATURAL GAS. Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller the Required Delivery Quantity of Natural Gas for each Delivery Month during the term of this Agreement at the price designated herein. On or before December 17, 1999, Purchaser and Seller shall agree upon and execute a Confirmation Letter. The Confirmation Letter shall specify a mutually acceptable Prepaid Price (which shall be approximately U.S. $105,000,000 in the aggregate for A-1 Volumes), the date on which the Prepaid Price shall be paid (which date shall not be later than December 17, 1999), and for each Delivery Month, the Delivery Points, the Required Delivery Quantity, and the amount thereof to be delivered and received at the Delivery Points, each as mutually agreed by Purchaser and Seller. On the date specified for such purpose in the Confirmation Letter, Purchaser shall pay to Seller the Prepaid Price by wire transfer of immediately available funds to an account designated by Seller, provided that the conditions precedent set out in Annex I have been satisfied by Seller and no Event of Default shall have occurred. In consideration of the payment to Seller of the Prepaid Price, Seller hereby agrees to sell and deliver, or cause to be delivered to the Purchaser or to the account of Purchaser, in each Delivery Month, at the Delivery Points, the Required Delivery Quantity of Natural Gas (in the amounts set forth in the Confirmation Letter) on and subject to the terms and conditions set forth in this Agreement, and the Purchaser hereby agrees to accept delivery of such Natural Gas and to fulfill the conditions precedent set forth on Annex
II. Payment of the Prepaid Price shall constitute payment in full of the purchase price of the Natural Gas to be delivered hereunder.

     2.02 MEASUREMENT AND QUALITY. Natural Gas delivered pursuant to this Agreement to a specific Delivery Point hereunder shall be measured by the operator of such Delivery Point in accordance with its standard practices. All such Natural Gas shall meet or exceed the requirements of any Third Party Purchaser from the Delivery Point including, without limitation, requirements of quality, composition, temperature and pressure.

     2.03 DELIVERY AND RECEIPT OF NATURAL GAS. (a) Seller agrees to deliver to Purchaser, and, except as otherwise provided in this Agreement, Purchaser agrees to accept delivery from Seller in each Delivery Month at the Delivery Points determined pursuant to this Agreement, the Required Delivery Quantity of Natural Gas required to be delivered hereunder in such Delivery Month.

     (b) Seller shall take such action as shall be necessary to schedule properly the delivery and receipt of such Natural Gas at the Delivery Points in each Delivery Month in compliance with all rules, regulations and procedures applicable at such Delivery Points.

     (c) Each Delivery Month, Seller shall arrange for delivery, and, except as otherwise provided in Article III hereof, Purchaser shall arrange for receipt, of Natural Gas to begin at the Delivery Points no later than the first calendar day of the Delivery Month and to be completed no later than the last calendar day of the Delivery Month. All deliveries and receipts shall be at hourly and daily rates that are as uniform as possible over the course of the Delivery Month in accordance with generally accepted pipeline scheduling practices.

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     2.04  PAYMENT OF COSTS AND FEES. Seller shall pay all costs in connection with transportation of the Natural Gas to the Delivery Points. Seller shall be responsible for the payment of all hub fees (whether charged to Seller or Purchaser) payable in connection with delivery of Natural Gas hereunder at any Delivery Point. Seller shall be responsible hereunder for all insurance, storage, processing, separation, compression, handling, treating, gathering, transportation or other costs, fees or expenses in respect of the Natural Gas delivered hereunder until such delivery.

     2.05 DEFAULT DELIVERY POINTS; OFO'S. (a) Seller is obligated to deliver to Purchaser and Purchaser is obligated to receive from the Seller, at the Delivery Points, the Required Delivery Quantity of Natural Gas in accordance with the terms and conditions of this Agreement and the Confirmation Letter. If Seller is unable, after using all reasonable business efforts, to deliver the Required Delivery Quantity of Natural Gas to the Purchaser at the Delivery Points in the amounts agreed upon pursuant to this Agreement or Purchaser is unable, after using all reasonable business efforts, to receive the Required Delivery Quantity of Natural Gas from Seller at the Delivery Points in the amounts agreed upon pursuant to this Agreement and the Confirmation Letter, Seller shall be obligated to deliver and Purchaser shall be obligated to receive, the relevant Required Delivery Quantity of Natural Gas at a comparable delivery point reasonably acceptable to Purchaser, provided Seller hereby agrees to pay and shall pay to Purchaser, as liquidated damages, any additional transportation costs (including additional basis differential) based on said acceptable comparable delivery point for all volumes delivered thereto.

     (b) Should either party receive an operational flow order ("OFO") or other order or notice from a transporter requiring action to be taken in connection with this Agreement or Natural Gas flowing under this Agreement, such party shall immediately notify the other party of the OFO and provide the other party a copy of same by facsimile. The parties shall take all actions required by the OFO within the time prescribed therein. Each party shall indemnify, defend and hold harmless the other party from any damages or liability, including, without limitation, all non-compliance penalties and attorneys' fees, associated with an OFO (i) of which the indemnifying party failed to give the indemnified party the notice required hereunder or (ii) under which the indemnifying party failed to take the action required by the OFO within the time prescribed therein.

     2.06 FAILURE TO DELIVER/LIQUIDATED DAMAGES. (a) If for any reason, including as a result of Force Majeure, Seller does not or is unable to meet its delivery obligation in respect of a Delivery Month at the Delivery Points or at a comparable delivery point or points, then Seller shall pay and hereby agrees to pay to Purchaser, as liquidated damages, the Wellhead Price per MMBtu times the Deficiency Quantity of Natural Gas in respect of that Delivery Month.
Seller shall pay any and all amounts due under this Section 2.06 by wire transfer of immediately available funds to such account as Purchaser may designate not later than 5:00 p.m., Houston, Texas, time on the applicable Payment Date.

     (b) If a party is unable to perform any of its obligations to deliver or receive gas hereunder for any reason, such party shall give notice and full particulars of such event to the other party as soon as reasonably possible and, if such failure is a result of Force Majeure, shall take all reasonable actions necessary to remedy the event of Force Majeure.

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     2.07  POSSESSION, TITLE AND RISK.  Possession of and title to Natural Gas delivered pursuant hereto, excluding any Dedicated Gas, shall pass from Seller to Purchaser at the Delivery Points when the Natural Gas is accepted by the pipeline for transport for Purchaser's account and is recorded by the proper metering device (upon acceptance, such Natural Gas, excluding any Dedicated Gas, being "Purchaser Gas"). Until such time, Seller shall be deemed to be in control and possession of, have title to, and be responsible for such Natural Gas and, after such time, Purchaser shall be deemed to have title to such Natural Gas until such time as same is sold to any Third Party Purchaser.

     2.08 ROYALTIES. Seller shall at all times have the obligation to make settlements for all royalties and payments to mineral and royalty owners and all other Persons having an ownership interest in the Natural Gas delivered by Seller to Purchaser hereunder. SELLER HEREBY AGREES TO INDEMNIFY AND HEREBY DOES INDEMNIFY PURCHASER AND SAVE IT HARMLESS FROM ALL SUITS, ACTIONS, DEBTS, ACCOUNTS, DAMAGES, COSTS, LOSSES AND EXPENSES ARISING FROM OR OUT OF ADVERSE CLAIMS OF ANY AND ALL PERSONS IN RESPECT OF ROYALTIES, TAXES, LICENSE FEES OR CHARGES THEREON THAT ARE APPLICABLE BEFORE THE TITLE PASSES TO THE PURCHASER OR THAT MAY BE LEVIED AND ASSESSED UPON SELLER IN RESPECT OF A SALE OF THE NATURAL GAS TO PURCHASER.

     2.09 TAXES. Seller is liable for and shall pay, cause to be paid or reimburse Purchaser if Purchaser shall have paid, all Taxes applicable to the Natural Gas sold hereunder prior to the time title to the Natural Gas has passed to Purchaser.


                                  ARTICLE III
                                   MARKETING

     3.01 DESIGNATION OF AGENT. Purchaser hereby designates Seller to be the agent for Purchaser and authorizes Seller to take such actions on Purchaser's behalf and to exercise such power to effect the sale of Purchaser Gas to third-party purchasers and Seller hereby accepts such appointment.

     3.02 AVAILABLE GAS. Seller, as Purchaser's agent, hereby agrees to and will market, pursuant to this Article III for each Delivery Month during the term of this Agreement, all Purchaser Gas accepted at the respective Delivery Points or any acceptable comparable delivery point agreed to by Purchaser.

     3.03 THIRD PARTY CONTRACTS. Seller will arrange for and effect on behalf of Purchaser the sale of Purchaser Gas, pursuant to a firm contract (a "Third Party Contract"), satisfying the following requirements:

           (a) any Third Party Contract counterparty ("Third Party Purchaser") must be a Person with a long-term unsecured debt rating of at least BBB-from Standard & Poor's Ratings Group or Baa3 from Moody's Investors Service or otherwise approved by Purchaser in writing, provided that Seller, on behalf of Purchaser, may enter into any Third Party Contract with any counterparty if such Third Party Contract (i) provides for a simultaneous delivery of Natural Gas and payment in cash or (ii) provides for an unconditional, irrevocable letter of credit to secure the payment of the Natural Gas to be delivered thereunder issued by a banking institution with a BBB- rating or better.

           (b) each Third Party Contract must be entered into prior to the time Purchaser Gas is accepted at any Delivery Point, and all title to, and all risk of loss, damage, or contamination to or of in respect of the Purchaser Gas must be transferred to such Third Party Purchaser at the respective Delivery Points immediately upon the delivery of the Natural Gas thereto.

           (c) each Third Party Purchaser must be obligated for all compression, transportation, storage, handling and other costs, fees or expenses, and all Taxes applicable to Purchaser Gas at or after the time title passes to such Third Party Purchaser at the respective Delivery Points.

           (d) (i) each Third Party Contract, the term of which is not in excess of one (1) year, shall be in the form of a GISB contract with a bona fide third party on an arms-length basis, and (ii) each Third Party Contract, the term of which is one (1) year or greater, shall be in form and substance mutually agreeable to Purchaser and Seller.

     3.04 GUARANTEED PRICE. Seller agrees to pay and will pay to Purchaser during the term of this Agreement the Wellhead Price per MMBtu of all Required Delivery Quantity (it being recognized that some Natural Gas so delivered is subject to previously existing sales contract with third parties) accepted by Purchaser and available at the Delivery Points for each Delivery Month irrespective of the resale price paid by any Third Party Purchaser pursuant to any Third Party Contract or whether Seller collects said resale price from any such Third Party Purchaser. Seller shall pay any and all amounts due under this
Section 3.04 by wire transfer of immediately available funds to such account as Purchaser may designate not later than 5:00 p.m., Houston, Texas, time on the applicable Payment Date.

     3.05 MARKETING FEE. With respect to all volumes of Purchaser Gas delivered and marketed by Seller hereunder during any Delivery Month, Seller will be entitled to retain, as a marketing fee hereunder, all amounts received from any Third Party Contract that are in excess of the Wellhead Price (the "Marketing Fee"), if any. To the extent said amounts from Third Party Contracts are less than the Wellhead Price, Seller shall be solely liable for said shortfall.

     3.06 SWAP/HEDGE COUNTERPARTY. Seller will use reasonable efforts to notify and to give ENA, within a reasonable period of time to effect the transaction, the opportunity to bid to become the counterparty on any Natural Gas swap or hedge agreement that Seller enters into with respect to the Natural Gas to be delivered hereunder, provided the failure to do so shall not be considered a Default or Event of Default hereunder.

     3.07 OPTION. Within a reasonable period of time to effect the transaction, Seller shall offer to ENA, for purchase on a competitive basis pursuant to customary industry practices, all volumes of Natural Gas produced from the Designated Properties in excess of the Required Delivery Quantity, any such sale to be documented by an Excess Gas Sales Purchase Agreement substantially in the form of Exhibit 3.07 hereto, provided that Seller shall not be required to dedicate any such volumes to ENA and shall have no obligation to sell any such volumes to ENA.

     3.08 ACCOUNTING. Seller shall provide by facsimile to Purchaser on each Payment Date an accounting of the payment made on such Payment Date, including
(a) the volume of Purchaser Gas, (b) the volume of Dedicated Gas and (c) the volume of Deficiency Quantity, if any, (the sum of (a), (b) and (c) must equal the Required Delivery Quantity), (d) the Wellhead Price for such Delivery Month and (e) any basis differential in respect of any volumes delivered to any acceptable comparable delivery point pursuant to Section 2.05.


                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES

     4.01 REPRESENTATIONS AND WARRANTIES OF THE SELLER. Seller represents and warrants to Purchaser as follows:

           (a) CORPORATE STATUS AND AUTHORITY. Seller is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its properties, to conduct its business as conducted at present and to execute, deliver and perform this Agreement .

           (b) POWER AND AUTHORITY. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated by this Agreement are within Seller's power and authority and have been duly authorized by all necessary partnership action.

           (c) CONSENTS AND APPROVALS. No authorization, consent or approval of, or other action by, or notice to or filing with, any governmental authority, regulatory body or any other Person is required for the due authorization, execution, delivery or performance by Seller of this Agreement, any other Definitive Document to which it is a party or the consummation of the transactions contemplated by this Agreement, except those approvals that have been obtained, and those notices and filings that have been made, copies of all of which have been delivered to Purchaser.

           (d) EXECUTION AND DELIVERY. This Agreement has been duly executed and delivered to Purchaser by Seller and is the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general principles of equity.

           (e) COMPLIANCE WITH LAWS. Neither the execution, delivery and performance by Seller of this Agreement nor the consummation of the transactions contemplated by this Agreement (i) does or will violate any provision of any Applicable Instrument of Seller or any Governmental Requirement or (ii) does or will result in or require the creation or imposition of any Lien on any properties, assets or revenues of Seller except for Permitted Liens. Seller is in compliance in all material respects with the Applicable Instruments of Seller and all Governmental Requirements applicable to Seller.

           (f) INVESTMENT COMPANY. Seller is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

           (g) PUBLIC UTILITY HOLDING COMPANY. Seller is not subject to regulation as, or is exempt from regulation as. a "holding company" or a "subsidiary company" of a "holding company," in each case as such term is defined in the Public Utility Holding Company Act of 1935, as amended.

           (h) COMMERCIAL PURPOSE. Seller has entered into this transaction for commercial purposes related to its business as a producer, processor, or merchandiser of Natural Gas or natural gas liquids. Seller has the capacity, and intends, to make delivery of the Natural Gas to be delivered hereunder. Seller is selling the Natural Gas in the ordinary course of business.

           (i) OWNERSHIP OF NATURAL GAS. The Natural Gas to be delivered by Seller to Purchaser hereunder shall be delivered to Purchaser free and clear of all Liens including Taxes and royalties for which Seller is responsible, except for those in favor of Purchaser.

           (j) OWNERSHIP AND TITLE STATUS OF DESIGNATED PROPERTIES. Seller has good and indefeasible title to the Designated Properties, free and clear of all Liens which individually or in the aggregate (i) operate to reduce Seller's NRI in any Lease in respect of any Designated Property to less than the NRI warranted to Purchaser in the Mortgage, (ii) increase Seller's share of the cost of operations of any such Lease to more than the working interest portion warranted to Purchaser in the Mortgage, or (iii) impair, impede or prohibit (X) the granting of a Lien therein to Purchaser, (Y) the foreclosure of such Lien, or (Z) the sale of the Natural Gas produced thereon to Purchaser.

           (k) SUFFICIENCY OF RESERVES. To the best of Seller's knowledge and belief, the Designated Properties contain readily recoverable Natural Gas reserves in excess of those required to meet all of Seller's obligation to deliver Natural Gas to Purchaser hereunder in the Required Delivery Quantities at the designated Delivery Points during each Delivery Month.

           (l)  SOLVENCY. Seller (i) has assets that exceed its liabilities,
     (ii) has or has access to sufficient capital to carry on its business as presently conducted and (iii) is able to pay its debts as they become due.

           (m) ACCURACY OF INFORMATION. All information, engineering and other reports and data delivered by Seller in connection with this Agreement and the transactions are accurate in all material respects, do not contain any material misstatement of fact or omit any fact necessary to make said information or reports not misleading. Each delivery of any such material, report or information shall automatically constitute a reaffirmation of this warranty.

           (n) LITIGATION AND SIMILAR PROCEEDINGS. There are no suits, investigations or proceedings pending, or to Seller's knowledge, threatened against Seller or the Designated Properties except those disclosed on
     Schedule 4.01(n). None of said lawsuits can reasonably be expected to have a material adverse effect on Seller's ability to perform its obligation hereunder.

           (o)  THIRD-PARTY ENCUMBRANCES OR REGULATORY REQUIREMENTS.

                (i) The Designated Properties are unencumbered by any gas contracts or other obligations to third parties that require delivery of any Natural Gas produced therefrom to any third parties, except for the royalty interests described in the Leases and as disclosed on
           Schedule 4.01(o)(i) hereto, which contracts or obligations do not, as of the date hereof, exceed 15% of the monthly production from the Designated Properties; and

               (ii) The Designated Properties described on Schedule 4.01(o)(ii) hereto are the only Designated Properties connected to Houston Pipe Line Company and none of such properties are dedicated or committed to interstate commerce, within the meaning of the Natural Gas Act.

           (p) ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 4.01(p), Seller (i) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has not become subject to any Environmental Liability, and (iii) has not received notice of any claim with respect to any Environmental Liability.

           (q) PRODUCTION AND PIPELINE BALANCES AND PENALTIES. Schedule 4.01(q) accurately sets forth all material pipeline and production imbalances and penalties arising with respect to the Designated Properties. Except as disclosed in Schedule 4.01(q) and except for short-term operational imbalances, (i) no purchaser is entitled to "make-up" or otherwise take or receive deliveries of Natural Gas attributable to Seller's interest in the Designated Properties without paying at the time of such deliveries the full contract price therefor; (ii) no Person is entitled to receive any portion of Seller's Natural Gas or to receive cash or other payments to "balance" any disproportionate allocation of Natural Gas produced from the Designated Properties under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar; (iii) Seller is not obligated to deliver any quantities of gas, or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas transportation contract or other agreement with shippers; (iv) no claim, notice, or order in respect of any Governmental Regulation has been received by Seller due to Natural Gas production from the Designated Properties being in excess of allowables or similar violations which could result in curtailment of Natural Gas production from the Designated Properties after the date hereof; and (v) Seller is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Designated Properties in excess of the contract requirements.

          (r) YEAR 2000. All services and products used or useful in the ownership, operation, use and maintenance of the Designated Properties owned or leased by Seller will perform in all material respects date sensitive functions before, during and after the year 2000.

     4.02 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Seller as follows:

          (a) CORPORATE STATUS AND AUTHORITY. Purchaser is a limited liability company formed under the laws of the state of Delaware and has all necessary corporate power and authority to carry on its business as now being conducted by it. Purchaser has full power and authority to enter into this Agreement and to do all acts and things and execute and deliver all other documents as are required hereunder to be done, observed or performed by it in accordance with the terms hereof.

          (b) VALID AUTHORITY. Purchaser has taken all necessary corporate action to authorize the creation, execution, delivery and performance by it of this Agreement and for it to observe and perform the provisions of this Agreement in accordance with its terms.

          (c) VALIDITY OF DOCUMENTS AND ENFORCEABILITY. This Agreement constitutes a valid and legally binding obligation of Purchaser enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity. Neither the execution and delivery of this Agreement nor compliance with the terms and conditions hereof by Purchaser (i) does or will result in a violation of the terms of any Applicable Instrument of the Purchaser or any Governmental Requirement, or (ii) requires any approval or consent of any governmental authority or agency having jurisdiction except such as has already been obtained.

          (d) COMMERCIAL PURPOSE. Purchaser has entered into this transaction for commercial purposes related to its business as a producer, processor, fabricator, or merchandiser of Natural Gas or natural gas liquids. Purchaser has the capacity to take delivery of the Natural Gas to be delivered hereunder. Purchaser is acquiring the Natural Gas in the ordinary course of business.

          (e) SOLVENCY. Purchaser (i) has assets that exceed its liabilities,
     (ii) has or has access to sufficient capital to carry on its business as presently conducted and (iii) is able to pay its debts as they become due.

     4.03 MUTUAL REPRESENTATIONS AND WARRANTIES. Seller and Purchaser mutually represent to each other that this Agreement and all transactions under this Agreement constitute a "Forward Contract" under and in all proceedings related to the United States Bankruptcy Code, as the same may be amended, restated, replaced or re-enacted from time-to-time, and will be treated similarly under and in all proceedings related to any bankruptcy, insolvency or similar law (regardless of the jurisdiction of application or competence of such law) or any ruling, order, directive or pronouncement made pursuant thereto and constitute a "Forward Contract" under the Final Forward Contract Rules (also known as the Energy Products Exemption) of the Commodity Futures Trading Commission as described in 58 Federal Register 21, 286 (1993).


                                   ARTICLE V
                       AFFIRMATIVE AND NEGATIVE COVENANTS

     5.01 AFFIRMATIVE COVENANTS OF THE SELLER. The Seller covenants and agrees with the Purchaser that so long as any obligation of the Seller to deliver Natural Gas or to make any payment is outstanding hereunder:

           (a) COMPLIANCE WITH LAWS. Seller will comply in all material respects with all Governmental Requirements hereunder (including all applicable Environmental Laws) and all material agreements (including operating agreements and field agreements) applicable to its concessions and other exploration, exploitation and development rights with respect to the Designated Properties, and to the lifting, treating, storing, handling, and transporting of the Natural Gas. The Seller will comply in all material respects with the Applicable Instruments of the Seller.

           (b) MAINTENANCE OF CORPORATE EXISTENCE. Seller shall (i) maintain in effect its partnership existence and all registrations necessary therefor,
     (ii) maintain in good standing and full force and effect its concessions and other exploration, exploitation and production rights with respect to the Designated Properties and (iii) take all reasonable actions to maintain all rights, privileges, titles, franchises and the like necessary to lift, treat, store, handle, and transport the Natural Gas and shall not cause the revocation, cancellation, lapsing, expiration or termination of its rights in the Designated Properties.

           (c) NOTICE OF EVENT OF DEFAULT. Seller will notify the Purchaser of the occurrence of any event which with the passage of time or the giving of notice, or both, would be an Event of Default promptly after becoming aware of the same.

           (d) QUALIFICATION. Seller will maintain its status as a foreign entity duly qualified under the laws of all jurisdictions in which the failure to be so qualified could have a material adverse effect on the Seller by or before the first Delivery Month.

           (e) PERFORMANCE. Seller shall unconditionally, fully, and faithfully perform and carry out all of its obligations in respect of the Sales Transaction under this Agreement and the Definitive Agreements and shall deliver and market the Natural Gas in accordance with the terms of this Agreement and the Definitive Agreements.

           (f) REPORTING REQUIREMENTS. Seller shall deliver to Purchaser the following:

                (i) within one hundred and twenty (120) days after the close of each fiscal year of Seller, the balance sheet of Seller as of the end of such year which has been reviewed by EEX's independent public accountants and the related statement of income and statement of cash flows for such year of Seller, all prepared in accordance with GAAP, which financial statements shall be certified by the chief financial officer of Seller as fairly presenting in all material respects the financial condition of Seller as of the end of such fiscal year and the results of its operations for such fiscal year in accordance with GAAP.

               (ii) Within sixty (60) days after the close of each of the first three fiscal quarters of each fiscal year of Seller, the balance sheet of Seller as of the end of such quarter and the related statement of income and statement of cash flows for such quarter of Seller, all prepared in accordance with GAAP, which financial statements shall be certified by the chief financial officer of Seller as fairly presenting in all material respects the financial condition of Seller as of the end of such quarter and the results of its operations for such quarter (subject to normal year-end audit adjustments) in accordance with GAAP.

              (iii) on each January 1 and July 1 during the term of this Agreement commencing January 1, 2000, an engineering report prepared as of such date covering the Designated Properties, prepared by EEX and reviewed and approved by Netherland and Sewell or a nationally recognized engineering firm acceptable to Purchaser, setting forth information regarding the reserves and production of the Designated Properties, all in form and substance similar to that presented in the initial report of Netherlands and Sewell dated December 13, 1999, and reasonably satisfactory to Purchaser; provided that during the continuance of any Default or Event of Default hereunder, such engineering reports shall be prepared by Netherland and Sewell or a nationally recognized engineering firm acceptable to Purchaser.

               (iv) immediately upon the occurrence of any material violation of any Environmental Laws, written notification by any regulatory or governmental authority of any investigation of any incident relating thereto or any similar event, a written notice to Purchaser of the occurrence of such event and the actions Seller is taking in respect thereof. Upon receipt of any such notice, Purchaser accompanied by Seller's representative shall be entitled to conduct an environmental review or audit of the affected properties.

           (g) TAXES. Seller shall duly pay and discharge, or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon the Designated Properties or the Natural Gas produced therefrom, except (i) such taxes, assessments, or charges as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and (ii) income taxes imposed on Purchaser as a result of the transactions hereunder.

           (h) MAINTENANCE OF PROPERTIES. Seller shall maintain the Designated Properties in a good and workmanlike manner as would a prudent operator, without regard to the fact that the Natural Gas has been sold to Purchaser hereunder, and in accordance with customary industry practices and all applicable laws, rules and regulations.

           (i) PAYMENT OF COSTS AND FEES. Seller will pay or cause to be paid in accordance with their terms:

              (i) all royalties (including overriding royalties, production payments, net profit interests and other similar burdens on production affecting any of the Designated Properties;

             (ii) all costs of production and lease operating expenses incurred in connection with the Designated Properties or the production of any hydrocarbons therefrom;

            (iii) all brokerage, finders or similar third-party fees incurred or charged in connection with any of the Sales Transactions;

             (iv) all Taxes incurred in connection with any Sales Transaction regardless of where or when incurred; and

              (v) all costs for treatment, compression, separation, processing, storing and other handling of the Natural Gas required for delivery into the pipeline and all gathering and transportation costs to transport same to the relevant Delivery Point.

           (j) CAPITAL EXPENDITURES. Seller will make capital expenditures into the Designated Properties sufficient to provide a level of production therefrom at least equal to the volumes projected in the engineering report delivered to Purchaser prior to the execution of this Agreement. Notwithstanding the foregoing, capital expenditures for exploration activities shall not exceed in any calendar year the total of (i) net revenue produced from the sale of Hydrocarbons from the Designated Properties plus (ii) any infusion of subordinated debt into Seller, minus the sum of: (X) other capital expenditures made pursuant to the preceding sentence, (Y) expenses of operating the Designated Properties and (Z) the actual general and administrative expenses of Seller incurred in the operation of the Designated Properties.

           (k) PURCHASER GAS. Prior to the time any Purchaser Gas for any Delivery Month is accepted at any Delivery Point, Seller shall have entered into valid and enforceable Third Party Contracts for all such volumes of Purchaser Gas.

           (l) G&A EXPENSES. Seller will spend a maximum of $1,900,000.00 per calendar year during the term hereof for general and administrative expenses (exclusive of exploration and production expenses).

           (m) OPERATOR OF DESIGNATED PROPERTIES. Seller will either: (i) remain as the operator of the Designated Properties during the term of this Agreement, (ii) cause EEX or an affiliate of EEX approved by Purchaser to be such operator or (iii) engage a substitute operator with such financial strength, operating history and technical and engineering expertise as is reasonably satisfactory to Purchaser.

           (n) MODIFICATION OF PRODUCTION RATES. Seller will maintain the current production rates of the Designated Properties, provided Seller may
     (i) accelerate or reduce said rate if Seller demonstrates to Purchaser's reasonable satisfaction that Seller will remain capable of delivering all Required Delivery Quantities hereunder in a timely manner and with reserve coverage satisfactory to Purchaser, and (ii) make minor modifications to production rates in accordance with customary industry practice or as dictated by prudent operating requirements to preserve or enhance the value of the Designated Properties. In the event Seller adjusts production rates in a manner that results in the Designated Properties not being able to deliver all of the Required Delivery Quantities in a timely manner and with reserve coverage reasonably satisfactory to Purchaser, as determined by Purchaser to its reasonable satisfaction, Purchaser may unilaterally modify the Required Delivery Quantity for any or all Delivery Months (either upward or downward) in any amount, such change to be effective immediately upon notice thereof to Seller.

           (o) SUPPLEMENTAL MORTGAGES. If Seller spends any funds on additional seismic work, exploration or production of hydrocarbons on, or enters into any assignment or farmout agreement in respect of, any of the Designated Properties not covered by the Mortgage, Seller will execute a Mortgage on said properties to the extent of its retained interest therein in favor of Seller, within thirty (30) days of commencing such activity.

     5.02 NEGATIVE COVENANTS OF THE SELLER. Seller covenants and agrees with the Purchaser that so long as any obligation of Seller to deliver Natural Gas or to make any payment is outstanding hereunder:

           (a) ASSIGNMENTS OF DESIGNATED PROPERTIES. Seller will not assign or otherwise transfer any interest in any of the Designated Properties, other than sales to third parties for fair market value, in cash in an arms length transaction. In the event of any such sale, unless the sold Designated Properties are immediately replaced with properties containing similar reserves of Natural Gas, similar production profiles and comparable risks of production, all as determined by Purchaser in its sole and absolute discretion, Purchaser may unilaterally modify the Required Delivery Quantity for any or all Delivery Months (either upward or downward) in any amount, such change to be effective immediately upon notice thereof to Seller.

           (b) ENCUMBRANCES. Seller will not grant or permit any Liens on the Designated Properties other than the Permitted Encumbrances.

           (c) DISTRIBUTION. Seller will not make any dividends or distributions of cash or any other assets during the term of this Agreement, except for one (1) initial distribution of approximately $105,000,000 made on the date hereof, for the purpose for repaying the financing provided by EEX for a part of the purchase price of the equity interests of certain of Seller's partners.

           (d) DEBT. Seller will not incur any debt for borrowed money other than subordinated debt on terms generally comparable to those contained in that certain

     Subordinated Note dated as of the date hereof executed by EEX Reserves Funding in the face amount of $176,277,533 with a discounted principal amount of $100,000,000, which terms, among other items, (i) will not require or permit any principal payment or any cash interest payment thereon of any kind, but (ii) which may require or permit payment of interest in kind and (iii) may provide for conversion of such debt to equity in EEX Reserves Funding, after all of Seller's obligations under this Agreement and the Definitive Agreements have been satisfied in full.


                                   ARTICLE VI
             EVENTS OF DEFAULT, TERMINATION AND LIQUIDATED DAMAGES

     6.01 EVENTS OF DEFAULT. Each of the following events shall constitute an "Event of Default" by the Seller under this Agreement:

           (a) Seller shall fail to pay when due any amounts owed to Purchaser pursuant to this Agreement and such failure shall continue for five (5) days; or

           (b) Seller shall fail to perform or observe any term, covenant or agreement contained in Section 5.02 of this Agreement; or

           (c) Seller shall fail to perform or observe any material term, covenant or agreement herein contained or contained in any Definitive Agreement to which Seller is a party (other than any term, covenant or agreement whose breach or default in performance is specifically dealt with elsewhere in this Section 6.01) and such failure shall remain unremedied for thirty (30) days; or

           (d) any representation or warranty made by the Seller in this Agreement or by Seller or EEX in any other Definitive Agreement shall prove to have been incorrect in any material respect when made or deemed made, it being agreed that the representations in the last sentence of Section 4.01(h) and in Section 4.01(i) are deemed made upon each delivery of Natural Gas hereunder; or

           (e) EEX shall fail to perform or observe any material term, covenant or agreement contained in the EEX Undertaking Agreement or any other Definitive Agreement to which it is a party and such event failure shall remedied for ten (10) days; or

           (f) Either Seller or EEX shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Seller or EEX seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against it (but not yet instituted by it), shall remain undismissed or unstayed for a period of thirty (30) days or the Seller or EEX, as appropriate, shall take any partnership or corporate action to authorize any of the actions set forth above in this subsection
     (f); or

           (g) any interpretation, enactment or change or amendment to any Governmental Requirement occurring after the date of this Agreement that results or would result in the performance of any obligation of Seller to deliver Natural Gas under this Agreement being prohibited or unlawful.

     6.02 REMEDIES AND TERMINATION BY THE PURCHASER. If at any time an Event of Default has occurred and is continuing, Purchaser may, by notice to Seller specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as a termination date ("Termination Date"); provided, however, that if an Event of Default pursuant to Section 6.01(f) shall have occurred, the Termination Date shall occur immediately on the occurrence of such Event of Default. Upon the designation or occurrence of a Termination Date, the obligation of Seller to make any further deliveries of Natural Gas to Purchaser under this Agreement will terminate, and Seller's appointment as Purchaser's agent under Article III hereunder, together with all rights of Seller as Purchaser's agent, shall immediately terminate, without prejudice to the other provisions of this Agreement. If notice of the Termination Date is given, or if the Termination Date is deemed to occur, Seller shall pay to the Purchaser an amount equal to the Termination Payment together with any Unpaid Amounts. All amounts payable under this Section 6.02 shall become due and shall be payable on the day after the Termination Date. Such amount will be paid together with (to the maximum extent permitted by applicable law) interest thereon (before as well as after judgment) from (and including) the Termination Date to (but excluding) the date such amount is paid, at the rate specified in
Section 7.02. The parties agree that the sum of the Termination Payment plus any Unpaid Amounts is a reasonable pre-estimate of the damages that would be incurred by Purchaser as a result of an Event of Default and not a penalty.

     6.03 OTHER REMEDIES. If all amounts payable on the Termination Date shall not have been received on such date by Purchaser, Purchaser may proceed to protect and enforce its rights, either by suit in equity or by action at law or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in any other Definitive Agreement or in aid of the exercise of any power, right or remedy granted in this Agreement or any other Definitive Agreement (including, without limitation, the Mortgage) or may proceed to enforce the payment of all amounts owing to Purchaser under this Agreement or any other Definitive Agreement (including, without limitation, any sums specified as liquidated damages, any sums owing based on unpaid Wellhead Price payments or any Unpaid Amounts, together with interest thereon to the extent provided herein); it being intended that no remedy conferred herein or in any of the other Definitive Agreements is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Definitive Agreement shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Definitive Agreements or now or hereafter existing at law or in equity.

                                  ARTICLE VII
                                 MISCELLANEOUS

     7.01 NOTICE. All notices and other communications provided for hereunder shall be in writing and mailed, delivered or telecopied:

     To Seller:

          EEX E&P Company, L.P.,
          2500 CityWest Boulevard, Suite 1400
          Houston, Texas 77042
          Attention:  Vice President, Finance
          Telecopier No.: 713-243-3321
          Telephone No.: 713-243-3100

     With a copy to:

          EEX Corporation
          2500 CityWest Boulevard, Suite 1400
          Houston, Texas 77042
          Attention: General Counsel
          Telecopier No.: (713) 243-3359
          Telephone No.: (713) 243-3100

     To Purchaser:

          Bob West Treasure L.L.C.
          1400 Smith Street
          Houston, Texas  77002
          Attention:  Donna Lowry
          Telecopier No.: (713) 646-4039
          Telephone No.: (713) 853-1939

     With a copy to:

          Enron North America Corp.
          1400 Smith Street
          Houston, Texas 77002
          Attention: Gerald Carman
          Telecopier No.: (713) 646-2654
          Telephone No.: (713) 853-1471

     All such notices and communications shall, if mailed, be effective three days after being deposited in the mails, if sent by telecopier, upon receipt of legible and complete copies by the receiving telecopier equipment; if sent by courier other than overnight courier, upon receipt; if sent by overnight courier, one Business Day after delivery to the courier company; provided, that telecopied communications received by any party after its normal business hours (or on other than a Business Day) shall be effective on the next Business Day. Either party may change its address or telecopy number for receipt of communications hereunder by giving notice of such change to the other party in accordance with this Section 7.01.

     7.02 INTEREST. (a) If any monetary amounts payable under this Agreement are not paid when due, then such overdue amounts shall bear interest for each day until paid in full, payable on demand, both before and after default, judgment and the Termination Date, at the lesser of the U.S. Base Rate plus four percent (4%) per annum, as it changes from time to time or the highest non-usurious rate allowed by applicable law.

     (b) Any and all amount payable by Seller under this Agreement which may be deemed to be interest are expressly limited so that in no event whatsoever shall any amount paid, or agreed to be paid to Purchaser, or charged, contracted for, reserved, taken or received by Purchaser for the use, forbearance or detention of money paid under this Agreement exceed that amount of money which would cause the effective rate of interest to exceed the highest nonusurious rate of interest allowed by applicable law. Any amounts owed under this Agreement shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid, charged, contracted for, reserved, taken or received for the use, forbearance or detention of money under this Agreement shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the highest nonusurious rate of interest allowed by applicable law. Seller shall not be required to pay any unearned interest or to pay interest in excess of the highest nonusurious rate of interest allowed by applicable law. If the effective rate of interest which would be payable under this Agreement exceeds the highest nonusurious rate allowed by applicable law, or if Purchaser receives any unearned interest, or receives any monies deemed to be constitute interest which would increase the effective rate of interest to a rate in excess of the highest nonusurious rate allowed by applicable law, then (a) the amount of interest which would otherwise be payable by Seller shall be reduced to the amount allowed under applicable law and (b) any unearned interest or interest in excess of the highest nonusurious rate shall be credited on any amounts owing to Purchaser (or if such shall have been paid in full, refunded to Seller). All calculations of the rate of interest hereunder are made for the purpose of determining whether such rate exceeds the highest nonusurious rate allowed by applicable law and shall be made by amortizing, prorating and spreading in equal parts during the full term of the Agreement.

     7.03   GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED
IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

     7.04 SEVERABILITY. In the event that one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate and distinct.

     7.05 CURRENCY. Unless otherwise stated, all amounts expressed herein in terms of money refer to the United States Dollar and all payments to be made hereunder shall be made in such currency.

     7.06 PURCHASER NOT AN AGENT. Purchaser acknowledges and confirms that all purchases of Natural Gas hereunder are being made by it as a principal and that it is not acting as agent for any other Person in connection with purchases of Natural Gas hereunder.

     7.07 BENEFIT OF THE AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the Seller, the Purchaser and their respective successors and assigns.

     7.08 ASSIGNMENT AND TRANSFER. Seller may not assign any rights or delegate any obligations hereunder, except to an affiliate of Seller, without the prior written consent of Purchaser in its sole discretion. Prior to any Default hereunder, Purchaser may not assign its rights hereunder to any third party without the prior written consent of Seller, which consent shall not be unreasonably withheld, except to affiliates of Purchaser or to financial institutions, to whom it may assign without consent.

     7.09 ENTIRE AGREEMENT. THIS AGREEMENT AND THE DEFINITIVE AGREEMENTS CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SUPERSEDE ANY PRIOR AGREEMENT, UNDERTAKING, DECLARATIONS, COMMITMENTS OR REPRESENTATIONS, WRITTEN OR ORAL, IN RESPECT THEREOF.

     7.10 AMENDMENTS. This Agreement may not be modified or amended except by an instrument in writing signed by the Purchaser and the Seller or by their respective successors or permitted assigns.

     7.11 NO WAIVERS, REMEDIES. No failure to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law except as otherwise expressly provided herein.

     7.12 TIME OF THE ESSENCE. Time shall be of the essence of this Agreement.

     7.13 COUNTERPARTS. This Agreement may be executed in counterparts, each of which may be delivered in original or facsimile form but each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

     7.14 THIRD-PARTY EXPENSES. Seller agrees to pay all of Purchaser's third party expenses and reasonable professional fees (incurred with the prior approval of Seller or EEX), all reasonable legal fees and other transaction costs incurred in the evaluation and negotiation of the proposed Sales Transaction, this Agreement and the other Definitive Agreements within thirty
(30) days of the date of invoice and all fees and expenses of Purchase in connection with the enforcement of Purchaser's rights hereunder or thereunder.

     7.15 DISCLOSURE OF INFORMATION. Seller agrees that it will not disclose, without the prior consent of Purchaser (other than to its employees, auditors or counsel or its holding or parent company), any information with respect to Purchaser or any affiliate thereof or in respect of the Sales Transaction, this Agreement or any Definitive Agreement, provided that Seller may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, or (c) in order to comply with any law, order, regulation or ruling applicable to such party.

     7.16 INDEMNITY. Seller will, and hereby does, indemnify Purchaser, its affiliates and their respective directors, officers, agents, representatives, and employees (the "Indemnitees") against all claims, losses, actions, liabilities, judgments, costs, reasonable attorneys' fees and other charges of whatsoever kind or nature, including, without limitation, consequential and punitive damages (collectively, "Claims") made against or incurred by them or any of them which arise out of or in connection with this Agreement (including the marketing provisions contained herein), the Sales Transaction or any of the Definitive Agreements. IT IS THE EXPRESS INTENTION OF SELLER THAT SELLER'S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THE FOREGOING MATTERS SHALL INCLUDE ANY CLAIMS RESULTING FROM THE SOLE, JOINT OR CONCURRENT NEGLIGENCE OF ANY INDEMNITEE OR ANY CLAIM ARISING UNDER ANY THEORY OF STRICT LIABILITY; PROVIDED, THAT NO INDEMNITEE SHALL BE ENTITLED TO INDEMNIFICATION FOR ANY CLAIM RESULTING FROM ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NONAPPEALABLE JUDGMENT. If any Claim is asserted against any Indemnitee and such Indemnitee intends to claim indemnification from Seller under this Section 7.16, such Indemnitee shall promptly notify Seller, but the failure to so promptly notify Seller shall not affect Seller's obligations under this Section 7.16. Each Indemnitee may, and if requested by Seller in writing shall, in good faith contest the validity, applicability, and amount of such claim, demand, action, or cause of action with counsel selected by such Indemnitee and reasonably acceptable to Seller, the cost of which defense shall be borne by Seller, and shall permit Seller to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Seller may be liable for payment of indemnity hereunder shall give Seller written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Seller's prior written consent, which consent shall not be unreasonably withheld, provided, any Indemnified Party may settle such claim without Seller's consent if such Indemnitee simultaneously releases Seller for any liability therefor. In connection with any claim, demand, action, or cause of action covered by this
Section 7.16 against more than one Indemnitee, each Indemnitee shall be represented by legal counsel selected by it. The terms and provisions of this
Section 7.16 shall specifically survive the termination or expiration of this Agreement.

     7.17  ARBITRATION. (a) DISPUTES TO BE ARBITRATED. If a dispute
("Dispute") between the parties to this Agreement arises out of or in connection with this Agreement and the parties hereto have not been successful in resolving such Dispute through negotiation, such Dispute shall be resolved by binding arbitration pursuant to the Federal Arbitration Act. The arbitration may be initiated by either party by providing to the other a written notice of arbitration specifying the Disputes to be arbitrated. If a party refuses to honor its obligations to arbitrate, the other party may seek to compel arbitration in either federal or state court. The arbitration proceeding shall be conducted in Houston, Texas, or other location mutually agreed upon by the parties. Within thirty (30) days of the notice initiating the arbitration procedure, each party shall designate one arbitrator, who need not be impartial. If either party fails to designate an arbitrator, the other party may have an arbitrator appointed by applying to the senior active United States District Judge for the Southern District of Texas. The two arbitrators shall select a third arbitrator. If the two arbitrators chosen by the parties fail to agree upon the third arbitrator, both or either of the parties may apply to the senior active United States District Judge for the Southern District of Texas for the appointment of a third arbitrator. The third arbitrator shall take an oath of neutrality.

     (b) ARBITRATION PROCEDURES. The three arbitrators shall make all of their decisions by majority vote. The enforcement of this Agreement to arbitrate, the validity, construction and interpretation of this Agreement to arbitrate, and all procedural aspects of the proceeding pursuant to this Agreement to arbitrate, including, without limitation, the issues subject to arbitration, the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this entire Agreement or to enter into this Agreement to arbitrate, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act. In deciding the substance of the parties' Disputes, the arbitrators shall apply the substantive laws of the State of Texas (excluding Texas choice of law principles that might call for the application of some other state's law). The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified in this Agreement. It is contemplated that although the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, the arbitration proceeding will be self-administered by the parties, provided, if a party believes the process will be enhanced if it is administered by the American Arbitration Association, such party shall have the right to cause the process to become administered by the American Arbitration Association by applying to the American Arbitration Association and, thereafter, the arbitration shall be conducted pursuant to the administration of the American Arbitration Association. In determining the extent of discovery, the number and length of depositions, and all other pre-hearing matter, the arbitrators shall endeavor to the extent possible to streamline the proceedings and minimize the time and cost of the proceedings. There shall be no transcript of the hearing. The final hearing shall be conducted with 120 days of the selection of the third arbitrator. The final hearing shall not exceed ten (10) Business Days, with each party to be granted one-half of the allocated time to present its case to the arbitrators. All proceedings conducted hereunder and the decision of the arbitrators shall be kept confidential by the parties.

     (c) ARBITRATION AWARD. Only damages allowed pursuant to the Agreement may be awarded. It is expressly agreed that the arbitrators shall have no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, each of the parties hereby waving their right, if any, to recover treble, exemplary or punitive damages in connection with any Dispute, either in arbitration or in litigation. The arbitrators shall render their final decision within twenty (20) days of the completion of the final hearing fully resolving all of the Disputes that are the subject of the arbitration proceeding. The arbitrators' ultimate decision after final hearing shall be in writing. The arbitrators shall certify in their decision that no part of their award includes any amount for treble, exemplary or punitive damages not allowed hereunder. The arbitrators' decision shall be final and non-appealable to the maximum extent permitted by law. Any and all of the arbitrators' orders and decisions may be enforceable in, and judgment upon any award rendered in the arbitration proceeding may be confirmed and entered by, any federal or state court having jurisdiction.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

                                      SELLER

                                      EEX E&P COMPANY, L.P. (formerly known as
                                      Tesoro E&P Company, L.P.)

                                      By:  EEX Exploration & Production Company,
                                           LLC (formerly known as Tesoro
                                           Exploration & Production Company,
                                           LLC), its General Partner


                                           By:_____________________
                                              J. T. Leary
                                           Title:__________________

                                      PURCHASER

                                      BOB WEST TREASURE L.L.C.



                                            By:_____________________
                                               James R. McBride
                                               Vice President

                                    Annex I

                 TO NATURAL GAS INVENTORY FORWARD SALE CONTRACT

                CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

Execution by Seller and delivery to Purchaser of each of the following in each case in form and substance satisfactory to Purchaser in its sole discretion:


1)     (a)  the Agreement,
       (b)  the Excess Gas Sales Purchase Agreements,
       (c)  the Mortgage,
       (d)  Fee Letter,
       (e)  Letter Agreement,
       (f)  UCC-1 Financing Statements as required by Purchaser, and
       (g)  the Confirmation Letter.

2) Execution by EEX and deliver to Purchaser of each of the following documents:

       (a)  the EEX Undertaking Agreement in favor of Purchaser,
       (b)  Fee Letter and
       (c)  Letter Agreement.

3) Delivery to Purchaser of a certificate of the secretary and other appropriate officer of each of Seller, EEX Reserves Funding and EEX certifying a copy of the resolutions of the Board of Directors of each of Seller, EEX Reserves Funding and EEX, as the case may be (a) approving the execution of this Agreement and the documents listed above to which such Person is a party, together with any other documents requested by Seller in contemplation of the transactions evidenced by such documents and (b) authorizing the execution of such documents by the parties thereto, as applicable.

4) Delivery to Purchaser of a legal opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., Special Counsel to EEX, EEX Reserves Funding and Seller substantially in the form of Exhibit B hereto.

5) Delivery to Purchaser of a legal opinion of Janice K. Hartrick, General Counsel to Seller substantially in the form of Exhibit A hereto.

6) Delivery to Purchaser of an executed copy of Stock Purchase Agreement, including all schedules and exhibits attached thereto and a certificate of an appropriate officer of each of EEX and EEX Operating LLC that such agreement is in full force and effect and no default exists thereunder.

7) Purchase by EEX of the Subordinated Note of EEX Reserves Funding in the face amount of $176,277,533 with a discounted principal amount of $100,000,000 and advance of the proceeds thereof to EEX Reserves Funding.

8) Evidence satisfactory to Purchaser that EEX has made an equity infusion into EEX Reserves Funding of not less than $3,000,000.00.

9) Delivery of all title opinions covering at least 70% of the net present value of future production of Natural Gas (discounted at 10% per annum) from the Designated Properties in the possession of Seller and satisfactory title information on the balance of the Designated Properties.

10) Delivery of engineering reports prepared by Netherland and Sewell dated on or about the date of this Agreement, together with any subsequent updates of such reports, covering the Designated Properties.

11) Delivery to Purchaser of an executed copy of the Operating Services Agreement between Seller and EEX or an affiliate of EEX covering the Designated Properties.

12) Delivery to Purchaser of copies of all gas gathering, transportation, processing and treating, operating and other arrangements with all transporting pipelines and/or other third parties and all existing dedications by Seller or any predecessor in title.

13) Delivery to Purchaser of an environmental report prepared by CRA Services covering the Designated Properties.

14) All matters disclosed on any Schedule and Exhibit hereto to this Agreement being acceptable to Purchaser.

15) Purchaser shall have received such consents and waivers as required by Purchaser.

16) Purchaser shall have completed to its reasonable satisfaction a due diligence review of Seller, its partners and the Designated Properties including without limitation title, engineering, environmental, financial, tax and operating matters and all related contracts.

17) Delivery to Purchaser of the Applicable Instruments for each of Seller; EEX; EEX Reserves Funding; EEX Operating LLC; Tesoro Grande Company, LLC; Tesoro Southeast Company, LLC; Tesoro Exploration and Production Company, LLC and Tesoro Reserves Company, LLC.

18) Seller and EEX shall have performed all of their respective obligations under the Fee Letter.

19) Seller and EEX shall each have performed all of its obligations under the Letter Agreement.

20) Seller shall have provided evidence to Purchase that all Liens incurred in connection with any financing arrangements burdening the Designated Properties will be released upon Seller's acquisition of the Designated Properties.

21) Local counsel opinions with respect to the Mortgage from counsel in each of Texas, New Mexico, North Dakota and Louisiana.

22) Delivery to Purchaser of any other information, documentation and/or material as reasonably requested by Purchaser.

                                Annex II

                 TO NATURAL GAS INVENTORY FORWARD SALE CONTRACT

                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

1) Execution by Purchaser and delivery to Seller of each of the following, each in form and substance satisfactory to Seller:

          (a)  this Agreement,
          (b)  the Excess Gas Sales Purchase Agreements,
          (c)  the Fee Letter, and
          (d)  the Confirmation Letter

2) Evidence satisfactory to Seller that Purchaser or its affiliate or designee has made an equity infusion into EEX Reserves Funding of $3,000,000.00

3) Delivery to Seller of a legal opinion of Andrews & Kurth L.L.P., substantially in the form of Exhibit C attached hereto.